Exhibit 99.1

Contact:

Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com

INTERMUNE REPORTS FOURTH QUARTER AND FULL YEAR 2010 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

BRISBANE, Calif., February 16, 2011 — InterMune, Inc. (NASDAQ: ITMN) today announced results from operations for the fourth quarter and full year ended December 31, 2010.

InterMune reported net income for the fourth quarter of 2010 of $206.1 million, or $3.34 per diluted share, compared with a net loss of $28.6 million, or $0.62 per diluted share, in the fourth quarter of 2009. Net income for the full year 2010 was $122.4 million, or $2.13 per diluted share, compared with a net loss of $116.0 million, or $2.62 per diluted share, in 2009.

Results for the fourth quarter and full year 2010 include proceeds of $175.0 million from the sale of danoprevir in October 2010 and the accelerated recognition of approximately $57.3 million of remaining deferred revenue in connection with the termination of the 2006 Hoffmann-La Roche Inc. and F. Hoffmann-La Roche Ltd. (Roche) collaboration agreement.

Dan Welch, Chairman, Chief Executive Officer and President of InterMune said, “Our financial results in 2010 were driven by the sale of our rights to danoprevir to Roche, which enabled us to end the year with $295 million in cash and cash equivalents and provided the financial resources to independently maximize the world-wide value of pirfenidone. In December of 2010 we announced the adoption of a positive opinion by European regulatory authorities for the marketing authorization of Esbriet™ (pirfenidone) and we expect Esbriet to soon become the first therapy approved for the treatment of IPF patients in Europe. Regarding the U.S., we announced in January of 2011 our plan to conduct a Phase 3 study toward the potential U.S. FDA approval of Esbriet for the more than 100,000 Americans who suffer from IPF.”

Recent Clinical Development, Business Highlights and Upcoming Milestones

Esbriet™ (pirfenidone):

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InterMune reported on December 17, 2010, that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA) had adopted a positive opinion recommending the granting of a marketing authorization for Esbriet in adults for the treatment of mild to moderate idiopathic pulmonary fibrosis (IPF). The CHMP is the scientific body of the EMA responsible for reviewing all Marketing Authorization Applications for new medicines.

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The committee’s positive opinion has been forwarded to the European Commission for ratification, which typically occurs within two to three months from adoption of the CHMP opinion. The company expects MAA approval in February or March of 2011.

Hepatology:

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Danoprevir (also known as RG7227 and ITMN-191) is a protease inhibitor for the treatment of patients chronically infected with the hepatitis C virus (HCV). In October 2010, the company sold all of its worldwide development and commercialization rights to danoprevir to Roche for $175.0 million in cash.

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In January 2011, InterMune announced that it had reached a new agreement with Roche that will focus on research to identify and develop next-generation protease inhibitors for the treatment of HCV. Under terms of the agreement, Roche will fund all research costs related to the programs for the term of the agreement, July 1, 2010 to June 30, 2011.

Fourth Quarter and Full-Year 2010 Financial Results (Unaudited)

InterMune reported total revenue in the fourth quarter of 2010 of $241.7 million, compared with $6.6 million in the fourth quarter of 2009. Total revenue for the full year 2010 was $259.3 million, compared with $48.7 million in 2009. Total product revenue in both the three- and 12-month periods of 2010 reflect lower off-label physician prescriptions of Actimmune® (gamma interferon-1b) for the treatment of IPF, which InterMune does not promote. Total revenue for the fourth quarter and full year 2010 includes proceeds of $175.0 million from the sale of danoprevir and the accelerated recognition of approximately $57.3 million of remaining deferred revenue in connection with the termination of the 2006 collaboration agreement with Roche.

Research and development (R&D) expenses in the fourth quarter of 2010 were $16.6 million compared with $21.2 million in the fourth quarter of 2009, a decrease of 22 percent. R&D expenses were $67.5 million for the 12 months ended December 31, 2010, compared with $89.1 million in 2009, a decrease of 24 percent. Lower R&D expenses in both periods reflect the timing of the preparation of regulatory filings related to pirfenidone, and the divestiture of danoprevir in October of 2010.

General and administrative (G&A) expenses were $16.8 million in the fourth quarter of 2010, compared with $10.6 million in the same period a year earlier, an increase of 58 percent. G&A expenses were $55.5 million in the full year 2010, an increase of 48 percent from $37.5 million in 2009. The higher G&A expenses in 2010 are primarily attributed to costs related to preparation for the potential commercialization of Esbriet, including establishment of a European infrastructure, and to transaction costs associated with the sale of danoprevir in October of 2010.

As of December 31, 2010, InterMune had cash, cash equivalents and available-for-sale securities of approximately $295.1 million.

Guidance for 2011

InterMune currently expects to provide full-year 2011 guidance after the company meets with the FDA in March 2011 and finalizes the details of its U.S. Phase 3 study of pirfenidone for the treatment of IPF.

Conference Call and Webcast Details

InterMune will host a conference call today at 4:30 p.m. EST to discuss its financial results for the fourth quarter and full year 2010. Interested investors and others may participate in the conference call by dialing 888-567-5125 (U.S.) or 706-643-9223 (international), conference ID# 42974056. A replay of the webcast and teleconference will be available approximately three hours after the call.

To access the webcast, please log on to the company’s website at www.intermune.com at least 15 minutes prior to the start of the call to ensure adequate time for any software downloads that may be required.

The teleconference replay will be available for 10 business days following the call and can be accessed by dialing 800-642-1687 (U.S.) or 706-645-9291 (international), and entering the conference ID# 42974056. The webcast will remain available on the company’s website until the next earnings call.

About InterMune

InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has an R&D portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes pirfenidone for which InterMune has completed a Phase 3 program in patients with IPF (CAPACITY). The Marketing Authorization Application (MAA) for Esbriet received a positive CHMP opinion that is now awaiting ratification by the European Commission. The hepatology portfolio includes next-generation HCV protease inhibitor and NS5A research programs. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to (i) projected cash balances; (ii) the likelihood of regulatory success for the use of Esbriet for the treatment of IPF (including the anticipated receipt of marketing authorization approval from the European Commission for Esbriet and the expected timing thereof as well as the likelihood of obtaining U.S. FDA approval for Esbriet through the conduct of the Phase 3 study currently planned by InterMune); and (iii) commercial launch preparations for Esbriet including the building of the infrastructure required for commercial launch in various countries in the European Union. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.

Other factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on March 15, 2010 (the “Form 10-K”), and other periodic reports filed with the SEC, including but not limited to the following: (i) the fact that physician prescriptions of Actimmune for the treatment of IPF, an indication for which Actimmune has not been approved by the FDA, have declined significantly following the March 2007 termination of the Phase 3 INSPIRE trial of Actimmune in IPF and the risk that InterMune’s revenue will continue to decline as expected; (ii) risks related to significant regulatory, supply and competitive barriers to entry with respect to Actimmune; (iii) risks related to the uncertain, lengthy and expensive clinical development and regulatory process for the company’s product candidates, including having no unexpected safety, toxicology, clinical or other issues and having no unexpected clinical trial results such as unexpected new clinical data and unexpected additional analysis of existing clinical data; (iv) risks related to unexpected regulatory actions or delays or government regulation generally; (v) risks related to the company’s manufacturing strategy, which relies on third-party manufacturers and which exposes InterMune to additional risks where it may lose potential revenue; (vi) government, industry and general public pricing pressures; and (vii) InterMune’s ability to obtain or maintain patent or other proprietary intellectual property protections. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.

Actimmune® and Esbriet™ are registered trademarks of InterMune, Inc.

Financial tables follow:

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2010	2009	2010	2009
Revenue, net
Actimmune	$4,866	$5,793	$20,040	$25,428
Collaboration revenue (1)	236,797	818	239,251	23,272

Total revenue, net	241,663	6,611	259,291	48,700

Costs and expenses:
Cost of goods sold	1,238	1,260	6,337	6,997
Research and development	16,646	21,173	67,470	89,138
General and administrative	16,758	10,550	55,505	37,461
Acquired research and development milestones	—	—	—	15,250
Restructuring charges	(71)	(98)	1,300	697

Total costs and expenses	34,571	32,885	130,612	149,543
Income (loss) from operations	207,092	(26,274)	128,679	(100,843)

Interest income	162	229	571	1,727
Interest expense	(2,120)	(2,195)	(8,399)	(10,129)
Loss on extinguishment of debt, net	—	(750)	—	(11,014)
Other income	1,023	350	1,599	6,393

Income (loss) from operations before income taxes	206,157	(28,640)	122,450	(113,866)
Income tax expense (benefit)	76	(63)	76	2,154

Net income (loss)	$206,081	$(28,577)	$122,374	$(116,020)

Net income (loss) per share - basic	$3.74	$(0.62)	$2.26	$(2.62)

Net income (loss) per share - diluted	$3.34	$(0.62)	$2.13	$(2.62)

Shares used in per share calculation - basic	55,043	45,942	54,202	44,347

Shares used in per share calculation - diluted	62,248	45,942	61,377	44,347

(1)	Collaboration revenue for the three and twelve months ended December 31, 2010 includes $175.0 million from the sale of danoprevir and $57.3 million from the effect of the termination of the 2006 collaboration agreement with Roche.

InterMune, Inc.

PRELIMINARY CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands)

	December 31	December 31,
	2010	2009
Cash, cash equivalents and available-for-sale securities	$295,073	$99,604
Other assets	10,074	15,123

Total assets	$305,147	$114,727

Total other liabilities	$26,547	$26,093
Liability under government settlement	—	9,193
Deferred collaboration revenue	—	59,717
Convertible senior notes	129,300	125,524
Stockholders’ equity (deficit)	149,300	(105,800)

Total liabilities and stockholders’ equity (deficit)	$305,147	$114,727

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